Exhibit 9
                                                                       ---------

                                SECOND AMENDMENT

                                       TO

                        CENTAURUS SHAREHOLDERS AGREEMENT


               AGREEMENT made as of the 9th day of March, 1999, among Centaurus Management, LDC ("Centaurus"), Azzurra, Inc. ("Azzurra"), Ixion LDC ("Ixion"), Mr. Emanuel Arbib, Mr. Gianni Bulgari, Mr. William Spier and Mr. Mark Hauser. Azzurra and Ixion are hereinafter sometimes referred to individually as a "Shareholder", and collectively as the "Shareholders". Messrs. Arbib, Bulgari and Hauser are hereinafter sometimes referred to collectively as an "Individual", and collectively as the "Individuals". Each Shareholder and
Individual are hereinafter sometimes referred to as a "Party" and are collectively referred to as the "Parties".

                                   WITNESSETH

               WHEREAS, the Individuals organized Tamarix Investors LDC ("TI") for the sole purpose of acquiring equity securities of Trident Rowan Group, Inc. ("TRG"); and

               WHEREAS, Messrs. Arbib and Bulgari, on the one hand, and Messrs. Spier and Hauser, on the other hand, organized Ixion and Azzurra, respectively, to own their respective interests in Centaurus, the managing shareholder of TI; and

               WHEREAS, the Parties hereto wish to clarify their relationship and in connection therewith to serve the best interests of TRG and TI; and

               WHEREAS, the Shareholders and the Individuals entered into the Centaurus Shareholder Agreement as of the 25th day of April 1997; and

               WHEREAS, the Shareholders and the Individuals entered into the Amendment to Centaurus Shareholders Agreement as of the 5th day of December 1997 (the Centaurus Shareholder Agreement, as so amended the "Agreement"); and

               WHEREAS, the Shareholders and the Individuals wish to further amend the Agreement as set forth below.

               NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholders and the Individuals hereby agree as follows:

               1. TI agrees to transfer to Ixion or its nominees 634,921 shares of common stock of TRG owned by TI, and Centaurus agrees to transfer to Ixion or its nominees 145,630 warrants of TRG owned by Centaurus as specified on Exhibit I hereto.

               2. In consideration of and simultaneously with the transfer in Section 1 above:

                      (i) Bulgari, Arbib and Ixion shall return to TI for cancellation all of their share certificates in TI and Centaurus;

                      (ii) Bulgari and Arbib shall resign as officers and directors of TI and Centaurus;

                      (iii) Bulgari, Arbib, and Ixion shall have no further right or interest of any kind in TI or Centaurus; and

                      (iv) Bulgari, Arbib, and Ixion, their affiliates and advisor shall hereby be released from and shall be indemnified and held harmless by TI, Azzurra, Hauser, and Spier against any liability or obligation whatsoever in connection with TI and Centaurus.

               3. Each of TI on the one hand and Ixion and Gianni Bulgari jointly on the other hand (collectively with each of their respective affiliates, the "Indemnifying Party") shall indemnify and hold harmless the other Party (collectively with each of their respective affiliates, the "Indemnified Party") for any damages, costs and expenses that the Indemnified Party incurs resulting from a claim that the Indemnifying Party failed to satisfy 50% of the put of TRG shares exercised by Finprogetti.

               4. The Parties agree to continue to vote together all shares of TRG owned by them or their affiliates (including shares owned legally or beneficially and shares over which any of them have a proxy or voting control) for the election of TRG directors and for all other TRG decisions where a shareholder vote is required, provided, however, that if the Parties are unable to agree unanimously on how to vote their TRG shares, then each Party shall be allowed to vote his or its TRG shares as he/it so desires and TI shall waive any rights it may have under the Inducement Agreement or otherwise with respect to such vote.

               5. The Parties acknowledge that, with respect to the agreements reflected in this second amendment to the Agreement and all other agreements they have entered into with each other relating to their investment in TRG, TI and Centaurus (collectively, the "TRG Agreements"), no dispute has existed or continues to exist between them and no events have arisen which have or could give a cause of action to any of them regarding the TRG Agreements. Accordingly, each Party agrees that it or he shall not bring any claim, action, or suit against another Party that relates to any of the TRG Agreements.

               6. Each of Ixion, Bulgari and Arbib represent that they have incurred no obligations on behalf of TI (other than actions taken by Arbib in the ordinary course of his duty as a Director of TI which have been disclosed to Hauser), and that they have declared in writing to TI, Azzurra, Hauser, and Spier all information relating to all fees or obligations (including professional fees) that TI may be obligated to satisfy. TI represents that it has paid all bills, including professional fees, submitted to it for payment.

               7. Simultaneously with the execution hereof, the Parties shall deliver to Mr. Hauser for filing fully executed copies of all mutually satisfactory resolutions and the documents annexed hereto, which are necessary to finalize the matters covered in this agreement and any other previous matters relating to Centaurus and TI.

               8. This agreement supersedes all prior agreements solely among the Parties, which prior agreements are considered null and void.

               9. The Agreement and this Amendment thereto shall be governed by the laws of the State of New York without regard to its conflict of laws and principles. Any dispute hereunder shall be adjudicated in any federal or state court located in the Southern District of the State of New York. The Parties hereby consent to the jurisdiction of such courts and waive any claim they may have that such forum is not convenient.

               10. The Parties shall do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this amendment to the Agreement and carry out its provisions (including providing the necessary instructions to their respective counsel and TRG), or modify any term hereof that may be deemed or determined to be unenforceable or in conflict with any other arrangement between or among the Parties in order to effect the interests and purposes hereof as closely as possible. The stock and warrants transferred pursuant to paragraphs 1 and 2 hereof shall be accompanied by appropriate transfer instruments and all such transfers shall be free and clear of all liens, claims and encumbrances.

               11.    [Omitted.]

        IN WITNESS WHEREOF, the parties hereto have hereunto set their hand as of the date first above written.



CENTAURUS MANAGEMENT, LDC

By:  /s/ Mark Hauser
     -----------------------------
        Mark Hauser

By:  /s/ Emanuel Arbib
     -----------------------------
        Emanuel Arbib


AZZURRA, INC.

By:  /s/ Mark Hauser
     -----------------------------
        Mark Hauser

By:  /s/ William Spier
     -----------------------------
        William Spier


IXION, LDC

By:  /s/ Gianni Bulgari
     -----------------------------
        Gianni Bulgari

By:  /s/ Emanuel Arbib
     -----------------------------
        Emanuel Arbib


By:  /s/ Mark Hauser
     -----------------------------
        Mark Hauser


By:  /s/ Emanuel Arbib
     -----------------------------
        Emanuel Arbib


By:  /s/ Gianni Bulgari
     -----------------------------
        Gianni Bulgari


By:  /s/ William Spier
     -----------------------------
        William Spier